1: 4 1 form4gallagher103102.txt ------------------------------ OMB APPROVAL [ ] Check this box if no longer ------------------------------ subject to Section 16. Form 4 or OMB Number 235-0287 Form 5 obligations may continue. Expires: 01-31-2005 See Instruction 1(b). Estimated average burden hours per response ....... 0.5 ------------------------------ U.S. SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 FORM 4 STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940 -------------------------------------------------------------------------------- 1. Name and Address of Reporting Person* Gallagher James G -------------------------------------------------------------------------------- (Last) (First) (Middle) c/o LaBranche & Co. Inc. One Exchange Plaza -------------------------------------------------------------------------------- (Street) New York New York 10006 -------------------------------------------------------------------------------- (City) (State) (Zip) -------------------------------------------------------------------------------- 2. Issuer Name and Ticker or Trading Symbol LaBranche & Co Inc. "LAB" -------------------------------------------------------------------------------- 3. IRS Identification Number of Reporting Person, if an Entity (Voluntary) ###-##-#### -------------------------------------------------------------------------------- 4. Statement for Month/Year November/2002 -------------------------------------------------------------------------------- 5. If Amendment, Date of Original (Month/Year) -------------------------------------------------------------------------------- 6. Relationship of Reporting Person(s) to Issuer (Check all applicable) [X] Director [ ] 10% Owner [X] Officer (give title below) [_] Other (specify below) Executive Vice President -------------------------------------------------------------------------------- 7. Individual or Joint/Group Filing (Check applicable line) [X] Form filed by One Reporting Person [_] Form filed by more than One Reporting Person -------------------------------------------------------------------------------- ================================================================================ Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned ================================================================================
6. 4. 5. Owner- Securities Acquired (A) or Amount of ship 3. Disposed of (D) Securities Form: 7. Transaction (Instr. 3, 4 and 5) Beneficially Direct Nature of 2. Code ------------------------------- Owned at End (D) or Indirect 1. Transaction (Instr. 8) (A) of Month Indirect Beneficial Title of Security Date ------------ Amount or Price (Instr. 3 (I) Ownership (Instr. 3) (mm/dd/yy) Code V (D) and 4) (Instr.4) (Instr. 4) ------------------------------------------------------------------------------------------------------------------------------------ ------------------------------------------------------------------------------------------------------------------------------------ "LAB"Common Stock,$.01 par value 10/31/02 M 233,000 A (1) $14.00 D ------------------------------------------------------------------------------------------------------------------------------------ "LAB"Common Stock,$.01 par value 10/31/02 S 233,000 D (1) $27.01 D ----------------------------------------------------------------------------------------------------------------------------------- "LAB"Common Stock,$.01 par value 11/01/02 M V 17,000 A (2) $14.00 D ---------------------------------------------------------------------------------------------------------------------------------- "LAB"Common Stock,$.01 par value 11/01/02 S V 17,000 D (2) $27.09 2,202,100 D ------------------------------------------------------------------------------------------------------------------------------------ ------------------------------------------------------------------------------------------------------------------------------------ ------------------------------------------------------------------------------------------------------------------------------------ ------------------------------------------------------------------------------------------------------------------------------------ ------------------------------------------------------------------------------------------------------------------------------------ ------------------------------------------------------------------------------------------------------------------------------------ ------------------------------------------------------------------------------------------------------------------------------------ ====================================================================================================================================
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. * If the form is filed by more than one reporting person, see Instruction 4(b)(v). (Over) SEC 1474(3-99) FORM 4 (continued) Table II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED (e.g., puts, calls, warrants, options, convertible securities) ================================================================================
10. 9. Owner- Number ship of Form 2. Deriv- of Conver- 5. 7. ative Deriv- 11. sion Number of Title and Amount Secur- ative Nature or Derivative 6. of Underlying 8. ities Secur- of Exer- 4. Securities Date Securities Price Bene- ity: In- cise 3. Trans- Acquired (A) Exercisable and (Instr. 3 and 4) of ficially Direct direct Price Trans- action or Disposed Expiration Date ---------------- Deriv- Owned (D) or Bene- 1. of action Code of(D) (Month/Day/Year) Amount ative at End In- ficial Title of Deriv- Date (Instr. (Instr. 3, ---------------- or Secur- of direct Owner- Derivative ative (Month/ 8) 4 and 5) Date Expira- Number ity Month (I) ship Security Secur- Day/ ------ ------------ Exer- tion of (Instr. (Instr. (Instr. (Instr. (Instr. 3) ity Year) Code V (A) (D) cisable Date Title Shares 5) 4) 4) 4) ------------------------------------------------------------------------------------------------------------------------------------ 160: ------------------------------------------------------------------------------------------------------------------------------------ Stock Option $14.00 10/31/02 M D (1) 10/31/02 8/23/09 Common 233,000 $27.01 0 D ------------------------------------------------------------------------------------------------------------------------------------ Stock Option $14.00 11/01/02 M V D (2) 11/01/02 8/23/09 Common 17,000 $27.09 0 D ------------------------------------------------------------------------------------------------------------------------------------ ------------------------------------------------------------------------------------------------------------------------------------ ------------------------------------------------------------------------------------------------------------------------------------ ------------------------------------------------------------------------------------------------------------------------------------ ------------------------------------------------------------------------------------------------------------------------------------ ------------------------------------------------------------------------------------------------------------------------------------ ------------------------------------------------------------------------------------------------------------------------------------ ------------------------------------------------------------------------------------------------------------------------------------ ------------------------------------------------------------------------------------------------------------------------------------ ====================================================================================================================================
Explanation of Responses: (1) Reporting person exercised an option to purchase 233,000 shares of LAB common Stock and sold such shares on 10/31/2002. (2) Reporting person exercised an option to purchase 17,000 shares of LAB common Stock and sold such shares on 11/01/2002. /s/ James G Gallagher 11/04/2002 --------------------------------------------- ----------------------- **Signature of Reporting Person Date ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a). Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure. Page 2